EXHIBIT 99.1

ANITA ZIELINSKI TO JOIN SYSCO CORPORATION AS SENIOR VICE

PRESIDENT AND CHIEF ACCOUNTING OFFICER

HOUSTON, March 1, 2017 — Sysco Corporation (NYSE: SYY) today announced that Anita Zielinski will join the company as senior vice president and chief accounting officer, effective April 3, 2017.

“We are pleased to have Anita join Sysco and bring her extensive experience in financial accounting and reporting, internal controls and compliance with GAAP and IFRS,” said Joel Grade, Sysco’s executive vice president and chief financial officer. “Her vast knowledge of technical and complex accounting matters, including working with large public multinational companies and her strong analytical and managerial skills, make her well-suited to join our finance leadership team.”

As chief accounting officer, Zielinski will oversee all accounting functions, with responsibility for financial accounting and reporting, accounting policy, tax compliance and strategy and internal controls. She will also act as key liaison to external auditing firms, with responsibility for confirming the company’s views on technical accounting matters. Zielinski will report directly to Mr. Grade.

Prior to joining Sysco, Zielinski was a member of Ernst & Young’s Assurance practice in Houston for 20 years, and was promoted to partner in 2013. She has extensive experience working with Sysco as a client, as well as other large and midcap public companies in the distribution, real estate, transportation and manufacturing industries. This work included overseeing SEC registration statements, including filings, business combinations, and complex accounting and financial reporting matters. Her accounting experience includes both U.S. GAAP and International Financial Reporting Standards.

Zielinski earned a bachelor’s degree in business administration from Texas A&M University. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 198 distribution facilities serving approximately 425,000 customers. For fiscal year 2016 that ended July 2, 2016, the company generated sales of more than $50 billion. Subsequent to fiscal year 2016, the company completed the acquisition of the Brakes Group, a leading European foodservice distributor with operations in the United Kingdom, Ireland, France, Sweden, Spain, Belgium and Luxembourg.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

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